FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2013 First Quarter Earnings

Austin, Texas, May 6, 2013 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today first quarter 2013 consolidated net earnings of $16.6 million, or $4.70 per diluted Class A common share, compared with consolidated net earnings of $19.7 million, or $5.58 per diluted Class A common share, for the first quarter of 2012. The Company's book value per share increased to $387.08 as of March 31, 2013 from $382.88 at December 31, 2012.

Total revenues increased to $231.0 million for the quarter ended March 31, 2013, compared to $196.7 million reported in the first quarter of 2012, largely due to higher market valuations of index options the Company purchases to support its fixed indexed policy obligations. Operating revenues, excluding realized gains on investments and realized and unrealized gains on index options, for the quarter ended March 31, 2013 increased to $154.3 million from $153.1 million in the first quarter of 2012. Mr. Moody noted, "Coming off one of the best financial performance years in the Company's history, it is very encouraging to see continued growth in the top line thus far in 2013. Both our life insurance and annuity lines of business reported sales increases in the first quarter of the year over the same period last year."

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $15.1 million for the quarter ended March 31, 2013, or $4.27 per diluted Class A common share, compared to $19.0 million, or $5.37 per diluted Class A common share, in the same period for 2012. Commenting on the financial performance of the Company, Mr. Moody stated that the low rate environment continues to put pressure on interest rate margins for life insurers with interest-sensitive products. "While we hear of others in the industry becoming more aggressive from an investment risk standpoint in order to obtain incremental yield, that has never been our approach. We will continue to focus on investment grade securities that meet our credit quality criteria, " Mr. Moody indicated. He further observed that total benefits and expenses were in line with typical levels. "Our mortality experience continues to perform within expectations while certain of our expenses increase with higher business levels, such as premium taxes, or with increases in our stock price which rose 12% in the first quarter, " Mr. Moody remarked.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 278 employees and 18,760 contracted independent agents, brokers, and consultants, and at March 31, 2013, maintained total assets of $10.5 billion, stockholders' equity of $1.4 billion, and life insurance in force of $21.6 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Revenues, excluding investment and index option gains	154,287	153,058
Realized and unrealized gains on index options	74,432	42,437
Realized gains on investments	2,313	1,167
Total revenues	231,032	196,662

Earnings:
Earnings from operations	15,129	18,983
Net realized gains on investments	1,503	758
Net earnings	16,632	19,741

Net earnings attributable to Class A shares	16,162	19,183

Basic Earnings Per Class A Share:
Earnings from operations	4.28	5.37
Net realized gains on investments	0.43	0.21
Net earnings	4.71	5.58

Basic Weighted Average Class A Shares	3,435	3,435

Diluted Earnings Per Class A Share:
Earnings from operations	4.27	5.37
Net realized gains on investments	0.43	0.21
Net earnings	4.70	5.58

Diluted Weighted Average Class A Shares	3,440	3,435

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com